UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2014

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2014, the Board of Directors of OvaScience, Inc. (the “Company”) appointed Jeffrey E. Young as the Company’s Chief Financial Officer and Treasurer. On September 18, 2014, the Company issued a press release announcing Mr. Young’s appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Young, 41, has served as the Chief Financial Officer and Treasurer of TransMedics, Inc., a medical device company focused on developing and commercializing a proprietary system to enable transplantation of thoracic and other functioning organs, since August 2013. Prior to joining TransMedics, Mr. Young worked at Lantheus Medical Imaging, Inc., a developer, manufacturer and distributor of diagnostic imaging agents that provide medical imaging solutions to treat human disease, where he was the Chief Financial Officer and Treasurer from January 2012 through August 2013 and the Chief Accounting Officer, Vice President of Finance and Assistant Treasurer from September 2008 until January 2012.  Mr. Young is a certified public accountant and holds a B.S. from Georgetown University.

The Company and Mr. Young entered into an offer letter, dated July 22, 2014 (the “Offer Letter”), and Mr. Young’s appointment as Chief Financial Officer and Treasurer was first announced on September 18, 2014. Pursuant to the Offer Letter, Mr. Young will receive an initial annual base salary of $315,000. Mr. Young is also eligible to receive an annual discretionary bonus award of up to 35% of his current base salary. The bonus award, if any, will be determined by the Company’s Board of Directors (the “Board”) or a committee thereof and will be based upon the achievement of specific goals, which shall be determined by the Company’s Chief Executive Officer in consultation with the Board.  In connection with his appointment, Mr. Young received a stock option to purchase 224,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $15.67 per share, which was the closing price of the Company’s Common Stock on the NASDAQ Global Market on September 17, 2014, the date of grant of the stock option. The stock option will have a ten-year term, vest over four years with 25% of the shares vesting on the first anniversary of Mr. Young’s start date and 6.25% of the shares vesting each quarter thereafter. In the event of a change of control (as defined in the Offer Letter) of the Company where Mr. Young’s employment is terminated by the Company without cause (as defined in the Offer Letter) or Mr. Young resigns for good reason (as defined in the Offer Letter) within one year of the change of control, the vesting of the stock options will accelerate in full.  This stock option was granted outside of the Company’s 2012 Stock Incentive Plan as an inducement material to Mr. Young’s acceptance of employment in accordance with NASDAQ Listing Rule 5635(c)(4).  As a condition of employment, Mr. Young has entered into an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement with the Company. As of September 17, 2014, Mr. Young replaced Christopher Bleck as the Company’s Principal Accounting Officer and Principal Financial Officer.

Under the terms of the Offer Letter, Mr. Young’s employment with the Company may be terminated at any time, with or without cause and without any prior notice, by either Mr. Young or the Company. If the Company terminates Mr. Young’s employment without cause or Mr. Young terminates his employment for good reason, he will be entitled to receive (a) continuation of his then-current base salary for a period of six months (the “Severance Period”), which will be payable in periodic installments over the same period and (b) continuation of COBRA health insurance premiums at the Company’s then-normal rate of contribution during the Severance Period.  If Mr. Young commences similar employment during the Severance Period, he may no longer be entitled to receive the payments set forth above.

The foregoing is a summary description of the terms and conditions of the Offer Letter and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

There are no family relationships between Mr. Young and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. In addition, there are no transactions between the Company and Mr. Young, or any member of Mr. Young’s immediate family, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        Offer Letter dated July 22, 2014.

99.1                        Press Release dated September 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: September 18, 2014	/s/ Michelle Dipp
Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer